STATE OF NEW JERSEY
DEPARTMENT OF TREASURY FILING CERTIFICATION (CERTIFIED COPY)

HEALTHCARE CORPORATION OF AMERICA

I, the Treasurer of the State of New Jersey,
do hereby certify, that the above named business
did file and record in this department the below
listed document(s) and that the foregoing is a
true copy of the
Certificate of Merger
Filed in this office
April 10th, 2013
as the same is taken from and compared with the
original(s) filed in this office on the date set
forth on each instrument and now remaining on file
and of record in my office.

Certificate Number: 128016303 Verify this certificate online at https:lAvwwl.state.nlus/TY7'R_StandingCertaSPNerify_Cert.jsp	IN TESTIMONY WHEREOF, I have hereunto set my hand and affixed my Official Seal at Trenton, this 11th day of April, 2013 Andrew P Sidamon-Eristoff State Treasurer

CERTIFICATE OF MERGER OF SELWAY MERGER SUB, INC. AND HEALTHCARE CORPORATION OF AMERICA APRIL 10, 2013

To the Department of the Treasury
State of New Jersey

Pursuant to the provisions of Section 14A:10-4.1 of the New Jersey Business Corporation Act, it is hereby certified that:

1.                  The names of the merging corporations are Selway Merger Sub, Inc., which is a business corporation of the State of New Jersey ("Merger Sub"), and Healthcare Corporation of America, which is a business corporation of the State of New Jersey ("HCA").

2.                  The Agreement and Plan of Merger annexed hereto and made a part hereof is the plan of merger for merging Merger Sub with and into HCA as approved by the directors and the shareholders entitled to vote of each of said merging corporations (the "Plan of Merger").

3.                  The number of shares of Merger Sub which were entitled to vote at the time of the approval of the Plan of Merger by its shareholders is 100, all of which are of one class of common stock.

All of the shareholders of Merger Sub entitled to vote approved the Plan of Merger pursuant to their written consents without a meeting of shareholders; and the number of shares represented by such consents is 100. The date of such consents and approval was January 25, 2013.

4.                  The number of common shares of HCA which were entitled to vote at the time of the approval of the Plan of Merger by its shareholders is 40,000,009, which constituted all of the shares of HCA which were entitled to vote at the time of the approval of the Plan of Merger by its stockholders.

The number of the common shares of HCA which were voted for the Plan of Merger is 22,964,434, and the number of such shares which were voted against the same is 0. The date of such vote and approval was February 27, 2013.

5.                  HCA will continue its existence as the surviving corporation under its present name pursuant to the provisions of the New Jersey Business Corporation Act.

6.                  The merger herein provided for shall become effective on April 10, 2013.

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IN WITNESS WHEREOF, Selway and HCA have caused this Certificate of Merger to be duly executed by their respective authorized officers as of the day and year first written above.

SELWAY MERGER SUB, INC. a New Jersey corporation

By:	/s/ Yaron Eitan
Name: Yaron Eitan
Title: Chief Executive Officer

HEALTHCARE CORPORATION OF AMERICA a New Jersey corporation

By:	/s/ Gary J. Sekulski
Name: Gary J. Sekulski
Title: Chief Executive Officer

[Signature page to Certificate of Merger]